Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Columbia Banking System, Inc. (“Columbia”) and Umpqua Holdings Corporation (“Umpqua”) as a reverse acquisition of Columbia by Umpqua. The merger of Columbia and Umpqua (the “merger”) closed after close of business on February 28, 2023 and provided that each share of common stock of Umpqua issued and outstanding immediately prior to the effective time of the merger was automatically converted into the right to receive 0.5958 of a share (the “exchange ratio” and such shares, the “merger consideration”) of common stock of Columbia. The following unaudited pro forma condensed combined financial information and the accompanying notes (the “unaudited pro forma financial information”) are presented to illustrate the estimated effects of the following:

•

the reverse acquisition of Columbia by Umpqua pursuant to the Agreement and Plan of Merger, dated as of October 11, 2021, as amended on January 9, 2023, by and among Umpqua, Columbia and Cascade Merger Sub, Inc. (the “reverse acquisition”);

•	a $20 million contribution by Columbia and Umpqua to the charitable foundation of the combined company following the closing of the reverse acquisition (the “donations”); and

•	the divestiture of certain Columbia branches, including loans, premises and equipment, and deposits (the “divestitures”) prior to the closing of the reverse acquisition.

The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2022, combines the historical consolidated balance sheets of Columbia and Umpqua as of such date and includes adjustments that depict the accounting for the reverse acquisition, donation, and divestitures (as defined herein) as required by GAAP (“pro forma balance sheet transaction accounting adjustments”) as of February 28, 2023. Also, the unaudited pro forma condensed combined statements of income for the year ended December 31, 2022, combine the historical consolidated statements of income of Columbia and Umpqua for the same period and include adjustments that depict the effects of the pro forma balance sheet transaction accounting adjustments assuming those adjustments were made as of January 1, 2022 (“pro forma income statement transaction accounting adjustments”). We refer to pro forma balance sheet transaction accounting adjustments and pro forma income statement transaction accounting adjustments collectively as the “transaction accounting adjustments.”

The unaudited pro forma financial information is based on and should be read in conjunction with the separate historical financial statements and notes thereto in each of Columbia’s and Umpqua’s SEC filings including:

•	the historical audited consolidated financial statements of Columbia and accompanying notes included in Columbia’s Annual Report on Form 10-K for the year ended December 31, 2022; and

•	the historical audited consolidated financial statements of Umpqua and accompanying notes included in Umpqua’s Annual Report on Form 10-K for the year ended December 31, 2022.

The unaudited pro forma financial information is provided for illustrative information purposes only. The unaudited pro forma financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the reverse acquisition, donations, and the divestitures been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial.

The unaudited pro forma financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions (other than the divestitures), and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma financial information is subject to adjustment and may vary significantly from the final purchase price allocation.

The Company has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Columbia assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned estimates, certain Columbia assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values.

A final determination of the fair value of Columbia’s assets and liabilities will be based on Columbia’s actual assets and liabilities as of February 28, 2023. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma financial information.

Certain reclassifications to conform historical financial statement presentations of Columbia to Umpqua have been made in the unaudited pro forma financial information. The transaction accounting adjustments have been made solely for the purpose of providing the unaudited pro forma financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The unaudited pro forma condensed combined balance sheet as of December 31, 2022, is presented as if the reverse acquisition had occurred on December 31, 2022.

	December 31, 2022
(dollars in thousands)	Umpqua Historical	Columbia Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and due from banks	$327,313	$267,575	$(2,774)		$592,114
Interest bearing cash and temporary investments	967,330	29,103	(92,444)		903,989

Total cash and cash equivalents	1,294,643	296,678	(95,218)	A	1,496,103
Investment securities
Equity and other, at fair value	72,959	1,269	—		74,228
Available for sale, at fair value	3,196,166	4,598,804	—		7,794,970
Held to maturity, at amortized cost	2,476	2,034,792	(312,014)	B	1,725,254
Loans held for sale, at fair value	71,647	76,843	(69,683)	C	78,807
Loans and leases	26,155,981	11,603,173	(716,663)	D	37,042,491
Allowance for credit losses on loans and leases	(301,135)	(158,438)	—	E	(459,573)

Net loans and leases	25,854,846	11,444,735	(716,663)		36,582,918
Restricted equity securities	47,144	48,410	—		95,554
Premises and equipment, net	176,016	160,578	42,018	F	378,612
Goodwill	—	823,172	179,463	G	1,002,635
Other intangible assets, net	4,745	25,949	766,362	H	797,056
Other assets	1,127,997	760,707	81,204	I	1,969,908

Total assets	$31,848,639	$20,271,937	$(124,531)		$51,996,045

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$10,288,849	$8,330,912	$(238,635)		$18,381,126
Interest bearing	16,776,763	8,341,161	(313,910)		24,804,014

Total deposits	27,065,612	16,672,073	(552,545)	J	43,185,140
Securities sold under agreements to repurchase	308,769	95,168	—		403,937
Borrowings	906,175	954,315	437,795	K	2,298,285
Junior subordinated debentures, at fair value	323,639	—	—		323,639
Junior and other subordinated debentures, at amortized cost	87,813	20,310	(378)	L	107,745
Other liabilities	676,805	316,918	—		993,723

Total liabilities	29,368,813	18,058,784	(115,128)		47,312,469
SHAREHOLDERS’ EQUITY
Preferred stock	—	—	—		—
Common stock	3,450,493	1,944,471	393,322	M	5,788,286
Treasury stock	—	(70,834)	70,834	N	—
(Accumulated deficit) retained earnings	(543,803)	850,011	(984,054)	O	(677,846)
Accumulated other comprehensive (loss) income	(426,864)	(510,495)	510,495	P	(426,864)

Total shareholders’ equity	2,479,826	2,213,153	(9,403)		4,683,576

Total liabilities and shareholders’ equity	$31,848,639	$20,271,937	$(124,531)		$51,996,045

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

The unaudited pro forma condensed combined income statements for the year ended December 31, 2022, are presented as if the reverse acquisition had occurred on January 1, 2022.

	Year Ended December 31, 2022
(in thousands, except per share amounts)	Umpqua Historical	Columbia Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
INTEREST INCOME
Interest and fees on loans and leases	$1,050,258	$502,159	$215,248	Q	$1,767,665
Interest and dividends on investment securities	78,053	147,899	190,346	R	416,298
Interest on temporary investments and interest bearing deposits	19,706	2,748	—		22,454

Total interest income	1,148,017	652,806	405,594		2,206,417
INTEREST EXPENSE
Interest on deposits	48,195	16,497	10,794	S	75,486
Interest on securities sold under agreement to repurchase and federal funds purchased	997	923	—		1,920
Interest on borrowings	8,920	5,382	17	T	14,319
Interest on junior and other subordinated debentures	19,889	807	75	U	20,771

Total interest expense	78,001	23,609	10,886		112,496

Net interest income	1,070,016	629,197	394,708		2,093,921
PROVISION FOR CREDIT LOSSES	84,016	1,450	124,503	V	209,969

Net interest income after provision for credit losses	986,000	627,747	270,205		1,883,952
NON-INTEREST INCOME
Service charges on deposits	48,365	28,754	(1,135)	W	75,984
Card-based fees	37,370	20,186	(268)	X	57,288
Financial services and trust revenue	90	17,659	—		17,749
Residential mortgage banking revenue, net	106,859	3,289	—		110,148
(Loss) gain on investment securities, net	(7,097)	30	—		(7,067)
Other income	13,941	20,566	(86)	Y	34,421

Total non-interest income	199,528	90,484	(1,489)		288,523
NON-INTEREST EXPENSE
Salaries and employee benefits	441,226	243,314	(3,453)	Z	681,087
Occupancy and equipment, net	138,451	76,340	1,145	AA	215,936
Intangible amortization	4,095	8,698	141,252	AB	154,045
Other expenses	151,178	72,232	19,642	AC	243,052

Total non-interest expense	734,950	400,584	158,586		1,294,120

Income before provision for income taxes	450,578	317,647	110,130		878,355
Provision for income taxes	113,826	67,469	29,184	AD	210,479

Net income	$336,752	$250,178	$80,946		$667,876

Earnings per common share:
Basic	$1.55	$3.20			$3.21
Diluted	$1.55	$3.20			$3.21
Weighted average number of common shares outstanding:
Basic	216,980	78,047	(86,929)	AE	208,098
Diluted	217,403	78,193	(87,352)	AF	208,244

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

The accompanying unaudited pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X to illustrate the effects of the reverse acquisition, the donations, and the divestitures. The unaudited pro forma condensed combined income statement for the year ended December 31, 2022 combine the historical consolidated income statement of Columbia and Umpqua, giving effect to the reverse acquisition as if it had been completed on January 1, 2022. The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the historical consolidated balance sheets of Columbia and Umpqua, giving effect to the reverse acquisition as if it had been completed on December 31, 2022.

Columbia estimated common equity tier 1 capital ratio was 8.7% and the estimated total capital ratio was 10.9%, the estimated total capital ratio for Umpqua Bank was 10.3%, based on the pro forma financials as of December 31, 2022 (without giving effect to the divestitures). Please see “Unaudited Pro Forma Capital Ratios” of this Exhibit 99.2.

The reverse acquisition will be accounted for under the reverse acquisition method of accounting with Umpqua treated as the accounting acquirer. Under the reverse acquisition method of accounting, the assets and liabilities of Columbia, as of the closing date, will be recorded by Umpqua at their respective fair values and the excess of the merger consideration over the fair value of Columbia’s net assets will be recognized as goodwill.

The donations will be accounted for as an other expense immediately following close of the reverse acquisition.

The divestiture of certain Columbia branches, including loans, premises and equipment, and deposits (the “divestitures”), in satisfaction of commitments to the Antitrust Division of the Department of Justice (the “DOJ”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve”), are also reflected in the unaudited pro forma financial information.

Columbia has not identified all adjustments necessary to conform Columbia’s accounting policies to Umpqua’s accounting policies. Although the merger has closed, Columbia is in the process of performing a more detailed review. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.

Note 2—Preliminary Purchase Accounting Allocation

The transaction accounting adjustments depict the completion of the merger, including the allocation of the preliminary purchase price. The impact of equity awards on the purchase price is immaterial and has been excluded in the unaudited pro forma financial information. The excess of the purchase price over the fair value of net assets acquired is recorded as goodwill. The transaction accounting adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary calculation of the estimated purchase price to identifiable net assets acquired. Since the acquisition will be accounted for as a reverse acquisition, the estimated purchase price was determined in accordance with FASB ASC 805-40-30-2, which explains that the purchase price in a reverse acquisition is determined based on “the number of equity interests the legal acquiree would have had to issue to give the owners of the legal acquirer the same percentage equity interest in the combined entity that results from the reverse acquisition.”

The first step in estimating the purchase price in the merger is to determine the pro forma ownership of the combined company following the merger. The table below summarizes, for each current shareholder group, the pro forma ownership of Columbia common stock following the merger as well as the pro forma market capitalization of the combined company using shares of Columbia common stock and Umpqua common stock outstanding at December 31, 2022 and the closing price of Columbia common stock on February 28, 2023.

	Columbia Ownership and Market Value Table (Pro Forma)
(in thousands)	Number of Umpqua Outstanding Shares	Percentage Ownership	Market Value at $29.73 Columbia Share Price
Current Columbia shareholders	78,871	37.8%	$2,344,826
Current Umpqua shareholders	130,051	62.2%	3,866,405

Total	208,922	100.0%	$6,211,231

Next, the hypothetical number of shares of Umpqua common stock that would have to be issued to give Columbia shareholders the same percentage ownership in the combined company is calculated in the table below (based on shares of Umpqua common stock outstanding at December 31, 2022):

	Hypothetical Umpqua Ownership
(in thousands)	Number of Umpqua Outstanding Shares	Percentage Ownership
Current Columbia shareholders	132,378	37.8%
Current Umpqua shareholders	218,279	62.2%

Total	350,657	100.0%

Finally, the purchase price for purposes of the transaction accounting adjustments is calculated based on the number of hypothetical shares of Umpqua common stock to be issued to Columbia shareholders, multiplied by the share price as demonstrated in the table below (amounts in thousands except per share data):

Number of hypothetical Umpqua common shares issued to Columbia shareholders	132,378
Umpqua market price per share as of February 28, 2023	$17.66

Purchase price determination of hypothetical Umpqua shares issued to Columbia shareholders	$2,337,793

The final purchase price paid by Columbia in shares of Columbia common stock upon the completion of the reverse acquisition were determined based on the closing price of Columbia common stock on the closing date and the number of issued and outstanding shares of Umpqua common stock immediately prior to the effective time. Actual adjustments may differ from the amounts reflected in the unaudited pro forma financial information, and the differences may be material.

The following table shows the allocation of the preliminary purchase price:

(in thousands)	December 31, 2022
Fair value consideration paid to Umpqua common shareholders
Cash paid		$—
Fair value of common shares issued and exchanged		2,337,793

Total pro forma purchase price		$2,337,793
Fair value of assets acquired:
Cash and due from banks	$296,678
Equity and other	1,269
Available for sale	4,598,804
Held to maturity	1,722,778
Loans held for sale	76,843
Loans and leases	10,852,575
Restricted equity securities	48,410
Premises and equipment	212,252
Other intangible assets	792,311
Other assets	780,473

Total assets acquired	$19,382,393
Fair value of liabilities assumed:
Deposits	$16,661,070
Securities sold under agreements to repurchase	95,168
Borrowings	954,147
Junior and other subordinated debentures	19,932
Other liabilities	316,918

Total liabilities assumed	$18,047,235

Net assets acquired		$1,335,158

Preliminary pro forma goodwill		$1,002,635

Columbia estimated the fair value of certain Columbia assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in Columbia’s SEC filings and other publicly available information. As of the date of this Current Report on Form 8-K, Columbia has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of Columbia’s assets acquired or liabilities assumed for reverse acquisition accounting purposes, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain Columbia assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary fair values. A final determination of the fair value of Columbia’s assets and liabilities will be based on Columbia’s actual assets and liabilities as of the effective time. Actual adjustments may differ from the amounts reflected in the unaudited pro forma financial information, and the differences may be material.

A final determination of the fair value of Columbia’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase price as compared with the information shown in the unaudited pro forma financial information may change the amount of the total purchase price allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase price allocation may be materially different than the preliminary purchase price allocation presented in the unaudited pro forma financial information.

Note 3—Transaction Accounting Adjustments

The following transaction accounting adjustments have been reflected in the unaudited pro forma financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

Balance Sheet

(dollars in thousands)		December 31, 2022
A	Adjustments to cash and cash equivalents
	To reflect cash paid for merger expenses.	$(72,444)
	To reflect cash paid for donations.	(20,000)
	To reflect cash in divested branches.	(2,774)

		$(95,218)

	Remaining merger expenses expected to be incurred for change in control agreements, investment banker fees, legal fees, and other accounting and audit related costs, that are directly attributable to the merger, are reflected in the pro forma combined condensed statement of financial condition. Other expenses are expected to be incurred in the merger for termination of leases, signage and store conversions, vendor contracts, severance, and retention, as well as other miscellaneous costs. It is estimated that these amounts not yet incurred will be an additional $100 million, but are not reflected in the pro formas herein.
B	Adjustment to investment securities, held to maturity
	To reflect estimated fair value of acquired investment securities.	$(312,014)
C	Adjustment to loans held for sale
	To reflect loans sold with divestiture of Columbia branches.	$(69,683)
D	Adjustments to loans and leases

To reflect estimated fair value related to current interest rates and liquidity on acquired loans and leases. This adjustment will be recognized into income using the effective interest method over the remaining life of the loans and leases.

Fair values were estimated for portfolios of loans with similar behavioral characteristics. Loans were segregated by type, including commercial real estate, commercial business, agriculture, construction, one-to-four family residential real estate, and other consumer. Each loan type was further segregated by performance characteristics to bifurcate PCD from non-PCD loans. The fair value of loans by type and by performance characteristics (each a loan pool) was calculated using a discounted cash flow methodology over the weighted average life of each pool. The discount rate was determined using a weighted approach on both a market approach as well as a recent origination discount approach. The market approach was based on spreads ranging between 1.9% and 4.0%, observed on publicly available market rates of loans that were comparable to the loans in the subject pools. The recent origination discount approach was based on new loan rate spreads ranging between approximately 1.4% and 3.7% based on Columbia originated loans in the three months prior to valuation. The weight applied to each approach was based on the comparability of loan pool risk characteristics and availability of recent origination and public market data. A liquidity premium of approximately 0.4% to 0.5% for non-PCD loans was then applied based on spreads between yields of USD AA Financial corporate bonds and US Treasury Strip rates for each pool’s respective weighted average life. An additional spread of 1.5% was applied to PCD loans based on market data. The discount spreads post-liquidity premium were applied over the three-month LIBOR swap rate to discount the loan level cash flows for each respective loan pool. These amounts were discounted further by embedded probable losses expected to be realized in each loan pool, which were based on current expected credit loss estimates. Resulting weighted average loan rate fair value discount was 5.1%.

		$(592,160)
	To reflect estimated lifetime credit losses on acquired loans and leases.	(158,438)

	Net fair value pro forma adjustments.	(750,598)
	Gross up of purchase credit deteriorated (“PCD”) loans and leases for credit mark - See E below for Allowance.	33,935

		$(716,663)

Balance Sheet

(dollars in thousands)	December 31, 2022
E Adjustments to allowance for credit losses on loans and leases
To eliminate Columbia allowance at merger date as the credit risk is contemplated in the fair value adjustments.	$158,438
To reflect estimated lifetime credit losses on acquired PCD loans and leases.	(33,935)
To reflect estimated lifetime credit losses on acquired non-PCD loans and leases.	(124,503)

$—

Estimates of credit losses were based on Columbia’s historical allowance for credit losses on loans and leases, with PCD and non-PCD loan and lease classification based on performance metrics of acquired loans and leases.

F Adjustment to premises and equipment, net
To record the estimated fair value of acquired premises and equipment.	$51,674
To reflect divestiture of Columbia branches.	(9,656)

$42,018

G Adjustments to goodwill
To eliminate Columbia goodwill at merger date.	$(823,172)
To record the goodwill associated with the merger.	1,002,635

$179,463

H Adjustments to other intangible assets, net
To eliminate Columbia other intangible assets, net.	$(25,949)
To record the estimated fair value of acquired identifiable intangible assets, calculated as 5.49% of Columbia core deposits based on a November 30, 2022 valuation. The acquired core deposit intangible will be amortized over ten years using a sum-of-the-years-digits method.	792,311

$766,362

I Adjustment to other assets
To reflect deferred tax liability created in the Acquisition, which is calculated as follows:
Adjustment to investment securities, held to maturity	$312,014
Adjustments to loans and leases, net	592,160
Adjustment to premises and equipment, net	(51,674)
Adjustments to other intangible assets, net	(766,362)
Adjustment to deposits	(11,003)
Adjustment to borrowings	(168)
Adjustment to junior and other subordinated debentures, at amortized cost	(378)

Subtotal for fair value adjustments	$74,589

Calculated deferred tax asset at estimated combined statutory federal and state rate of 26.5%	$19,766
To record deferred tax asset created on provision for credit losses on Columbia’s non-PCD loans.	32,993
To reflect reduction in taxes payable due to deductible portion of merger expenses.	23,718
To reflect reduction in taxes payable due to donations.	5,300
To reflect other assets sold with divestiture of Columbia branches.	(573)

$81,204

Balance Sheet

(dollars in thousands)	December 31, 2022
J Adjustment to deposits
To reflect estimated fair value at merger date based on current market rates for similar products. This adjustment will be amortized into income over the estimated lives of the deposits, which is approximately eight months.	$(11,003)
To reflect deposits sold with divestiture of Columbia branches.
Non-interest bearing demand deposits	(238,635)
Interest bearing deposits	(302,907)

$(552,545)

K Adjustment to borrowings
To reflect estimated fair value at merger date based on current market rates and spreads for similar borrowings. This estimated discount will be amortized to interest expense over the remaining contractual life of such borrowings, which is approximately ten years.	$(168)
To reflect borrowings to fund divestiture of branches.	437,963

$437,795

L Adjustment to junior and other subordinated debentures, at amortized cost
To reflect estimated fair value at reverse acquisition date based on current market rates and spreads for similar subordinated debentures. This estimated premium will be accreted to interest expense over the remaining contractual life of such borrowings, which is approximately five years.	$(378)
M Adjustments to common stock
To eliminate historical Columbia common stock.	$(1,944,471)
To reflect the acquisition-date fair value of the consideration transferred by Umpqua for its interest in Columbia.	2,337,793

$393,322

N Adjustment to treasury stock
To eliminate historical Columbia treasury stock.	$70,834
O Adjustments to accumulated deficit/retained earnings
To eliminate historical Columbia retained earnings.	$(850,011)
To adjust for estimated lifetime credit losses on acquired non-PCD loans and leases on an after tax basis.	(91,510)
To adjust for after tax merger expenses.	(48,726)
To adjust for gain on sale of branch divestitures.	20,893
To adjust for after tax donations.	(14,700)

$(984,054)

P Adjustment to accumulated other comprehensive income
To eliminate historical Columbia accumulated other comprehensive income.	$510,495

Income Statement

(dollars in thousands, except per share amounts)	Year Ended December 31, 2022
Q Adjustment to interest and fees on loans and leases
To reflect accretion of loan rate premium and non-PCD credit discount resulting from loans and leases fair value Adjustment D using sum-of-years-digits method to approximate effective yield method over the estimated lives of the acquired loan portfolio, which is approximately six years.	$217,617
To reflect interest and fees on loans and leases on Columbia branch divestitures.	(2,369)

$215,248

R Adjustment to interest and dividends on investment securities
To reflect estimated accretion of the discount on acquired held-to-maturity securities fair value Adjustment B using sum of years digits method to approximate effective yield method over the estimated lives of the acquired held-to-maturity portfolio, which is approximately ten years.	$190,346
S Adjustment to interest on deposits
To reflect amortization of deposit discount resulting from deposit fair value pro forma Adjustment J based on weighted average life of time deposits being approximately eight months.	$11,003
To reflect interest on deposits on Columbia branch divestitures.	(209)

$10,794

T Adjustment to interest on borrowings
To reflect accretion of borrowing premium resulting from borrowing fair value pro forma Adjustment K based on the remaining life of borrowings of approximately ten years.	$17
U Adjustment to interest on junior and other subordinated debentures
To reflect accretion of subordinated debenture premium resulting from subordinated debenture fair value pro forma Adjustment L based on the life of subordinated debenture of approximately five years.	$75
V Adjustment to provision for credit losses
To record provision for credit losses on Columbia’s non-PCD loans.	$124,503
W Adjustment to service charges on deposits
To reflect service charges on deposits on Columbia branch divestitures.	$(1,135)
X Adjustment to card based fees
To reflect other income on Columbia branch divestitures.	$(268)
Y Adjustment to other income
To reflect other income on Columbia branch divestitures.	$(86)
Z Adjustment to salaries and employee benefits
To reflect salaries and employee benefits on Columbia branch divestitures.	$(3,453)

Income Statement

(dollars in thousands, except per share amounts)		Year Ended December 31, 2022
AA	Adjustment to occupancy and equipment, net
	To reflect straight line amortization of premises and equipment purchase accounting adjustment resulting from premises and equipment pro forma Adjustment F based on 20 year expected life.	$2,584
	To reflect occupancy and equipment on Columbia branch divestitures.	(1,439)

		$1,145

AB	Adjustments to intangible amortization
	To remove Columbia intangible assets amortization.	$(8,698)
	To reflect amortization of acquired intangible assets fair value pro forma Adjustment H based on amortization period of 10 years and using the sum-of-the-years-digits method of amortization.	149,950

		$141,252

AC	Adjustment to other expenses
	To reflect the contribution to the charitable foundation, which occurred immediately following the close of the Acquisition.	$20,000
	To reflect other expenses on Columbia branch divestitures.	(358)

		$19,642

AD	Adjustment to income tax provision
	To reflect the income tax effect of transaction accounting adjustments at the estimated combined statutory federal and state rate of 26.5%.	$29,184
AE	Adjustments to weighted average number of common shares outstanding - Basic
	To reflect acquisition of Umpqua common shares.	(216,980)
	To reflect issuance of Columbia common stock as Umpqua shareholders will receive 0.5958 of a share of Columbia common stock for each share of Umpqua common stock they hold immediately prior to the merger.	130,051

		(86,929)

AF	Adjustments to weighted average number of common shares outstanding - Diluted
	To reflect acquisition of Umpqua common shares.	(217,403)
	To reflect issuance of Columbia common stock as Umpqua shareholders will receive 0.5958 of a share of Columbia common stock for each share of Umpqua common stock they hold immediately prior to the merger.	130,051

		(87,352)

Note 4—Divestitures in Connection with the Reverse Acquisition

In connection with the merger, Columbia sold seven branches in Washington and Oregon to 1st Security Bank of Washington, the wholly-owned subsidiary of FS Bancorp, Inc., and three branches in Northern California to First Northern Bank of Dixon, the wholly-owned subsidiary of First Northern Community Bancorp. The branches, with approximately $542 million in total deposits and $70 million in total loans, were divested in satisfaction of commitments to the Antitrust Division of the DOJ and the Federal Reserve in connection with the reverse acquisition. The divestitures occurred in the first quarter of 2023. As such, these divestitures are included in the unaudited pro forma financial information.

UNAUDITED PRO FORMA CAPITAL RATIOS

The following presents the regulatory capital ratios of each of Columbia Banking System, Inc. (“Columbia”) and Umpqua Bank giving effect to the merger of Columbia and Umpqua Holdings Corporation (“Umpqua”) as a reverse acquisition of Columbia by Umpqua. The following unaudited pro forma capital ratios do not give effect to the divestiture of certain Columbia branches, including loans, premises, equipment and deposits prior to the closing of the reverse acquisition.

As of December 31, 2022
Columbia Banking System, Inc.
Common equity tier 1 capital ratio	8.7%
Tier 1 capital ratio	8.7%
Total capital ratio	10.9%
Leverage ratio	6.8%
Umpqua Bank
Common equity tier 1 capital ratio	9.3%
Tier 1 capital ratio	9.3%
Total capital ratio	10.3%
Leverage ratio	7.4%